EXHIBIT 99.1

Aerojet Rocketdyne Holdings, Inc. Reports 2022 Fourth Quarter and Annual Results

Record fourth quarter and annual sales of $648 million and $2,238 million, respectively

EL SEGUNDO, Calif., Feb. 15, 2023 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2022.

Financial Overview

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions, except percentage and per share amounts)
Net sales	$648.2	$589.7	$2,237.6	$2,188.0
Net income	16.1	41.0	74.0	146.6
Net income as a percentage of net sales	2.5%	7.0%	3.3%	6.7%
Adjusted Net Income (Non-GAAP measure*)	25.2	38.5	115.0	164.5
Adjusted Net Income (Non-GAAP measure*) as a percentage of net sales	3.9%	6.5%	5.1%	7.5%
Earnings Per Share (“EPS”) - Diluted	0.20	0.50	0.90	1.78
Adjusted EPS (Non-GAAP measure*)	0.31	0.46	1.39	2.00
Adjusted EBITDAP (Non-GAAP measure*)	52.3	70.9	238.8	298.5
Adjusted EBITDAP (Non-GAAP measure*) as a percentage of net sales	8.1%	12.0%	10.7%	13.6%
Cash provided by (used in) operating activities	25.1	104.2	(48.7)	199.6
Free cash flow (Non-GAAP measure*)	8.6	84.2	(89.4)	162.3

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* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States (“GAAP”). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Aerojet Rocketdyne Holdings, Inc. reported a record high in quarterly sales of $648 million and full year sales of $2,238 million, which represents an increase of 9.9% for the quarter and 2.3% for the year. Book to bill for the year was 1.0, resulting in strong backlog of $6.8 billion, $2.3 billion of which is expected to convert to sales in the next 12 months. Free cash flow was positive in the quarter at $9 million bringing full year free cash flow to a negative $89 million. This was largely driven by working capital growth on large multi-year fixed price defense contracts, higher cash taxes related to tax legislation requiring the capitalization of research and development expenditures, and cash expenditures for the proxy contest, legal matters, and the terminated Lockheed Martin merger. Adjusted EBITDAP margins excluding changes in contract estimates were 8.3% in the quarter and 12.1% for the full year. Excluding accelerated and increased stock compensation expense related to the announced L3Harris Technologies, Inc. (“L3Harris”) transaction, Adjusted EBITDAP margins excluding changes in contract estimates were 12.0% and 13.2% for the quarter and full year, respectively.

“Aerojet Rocketdyne delivered record sales for the fourth quarter and for the full year and book to bill of 1.0, as we stayed focused on our business fundamentals and continued to build on our strong foundation. I commend our team’s perseverance, which is reflected in our positive results,” said Eileen P. Drake, Aerojet Rocketdyne CEO and president. “The highlight of the quarter was the central role we played in enabling humanity’s next giant leap with the successful launch of NASA’s super-heavy lift Space Launch System exploration rocket and the Orion spacecraft’s splashdown after traveling more than 1.4 million miles on a nearly 26-day mission around and beyond the Moon. Aerojet Rocketdyne provided 39 propulsive elements for the Artemis I mission, as well as 14 high pressure tanks. Additionally, an Aerojet Rocketdyne scramjet recently powered the Lockheed Martin version of DARPA’s Hypersonic Airbreathing Weapon Concept (“HAWC”) missile through its second and final successful flight test, capping a program that accomplished its initial objectives and is providing critical data to inform Air Force Research Laboratory hypersonic technology maturation efforts. We also successfully tested our next generation large solid rocket motor, called eSR-19, which validated advanced motor technology while demonstrating the production maturity of new and upgraded facilities in both Camden, Arkansas and Huntsville, Alabama. Aerojet Rocketdyne has begun hiring for our third campus in Huntsville, Alabama, a 379,000 sq. ft. manufacturing facility that will enable increased manufacturing capacity for our nation’s defense production needs. Finally, in December, we announced an agreement to be acquired by L3Harris in an all-cash transaction that will accelerate innovation and strengthen competition for national security and space exploration propulsion solutions. In addition to providing a premium value to our shareholders, the transaction with L3Harris provides tremendous benefits for our employees, customers, partners and the communities in which we operate.”

Fourth quarter of 2022 compared with fourth quarter of 2021

The increase in net sales was primarily driven by an increase on the Next Generation Interceptor (“NGI”) and Standard Missile programs partially offset by lower volume in the Patriot Advanced Capability-3 (“PAC-3”) program. Further, as a result of the 2022 calendar, Aerojet Rocketdyne had 53 weeks of operations in 2022 compared with 52 weeks of operations in 2021. The additional week of operations, which occurred in the fourth quarter of 2022, and accounted for $42.3 million in additional net sales, is included in the discussion above regarding program changes.

The decrease in net income was primarily driven by (i) higher merger-related expenses (discussed below) and (ii) an increase in stock-based compensation. These factors were partially offset by lower retirement benefits expense. The Company had $2.2 million of net unfavorable changes in contract estimates on net income in the current period compared with $0.6 million of net unfavorable changes in the fourth quarter of 2021.

2022 compared with 2021

The increase in net sales was primarily driven by an increase on the NGI program partially offset by lower sales in the RS-25 program. Further, as a result of the 2022 calendar, Aerojet Rocketdyne had 53 weeks of operations in 2022 compared with 52 weeks of operations in 2021. The additional week of operations, which occurred in the fourth quarter of 2022, and accounted for $42.3 million in additional net sales, is included in the discussion above regarding program changes.

The decrease in net income was primarily driven by: (i) costs associated with the proxy contest and associated litigation matters in the current period; (ii) cost growth from supply chain disruptions and necessary technical and manufacturing changes on a portion of the Standard Missile program; (iii) costs associated with legal matters in the current period; (iv) favorable contract performance on the RS-68 program in the prior year; (v) increased costs on debt settlements in the current period; and (vi) higher merger-related expenses in the current period. These factors were partially offset by lower retirement benefits expense. The Company had $23.1 million of net unfavorable changes in contract estimates on net income in 2022 compared with net favorable changes of $23.5 million in 2021.

Backlog

As of December 31, 2022, the Company’s total remaining performance obligations, also referred to as backlog, totaled $6.8 billion. The Company expects to recognize approximately 33%, or $2.3 billion, of the remaining performance obligations as sales over the next twelve months. A summary of the Company’s backlog is as follows:

	As of December 31,
	2022	2021
	(In billions)
Funded backlog	$3.1	$3.1
Unfunded backlog	3.7	3.7
Total backlog	$6.8	$6.8

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company’s control.

L3Harris Merger Agreement

On December 17, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with L3Harris and Aquila Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of L3Harris (“Merger Sub”), pursuant to which, subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving corporation and a wholly-owned subsidiary of L3Harris.

Subject to the terms and conditions set forth in the Merger Agreement, each share of the Company’s common stock outstanding as of immediately prior to the effective time of the Merger will be canceled and converted into the right to receive $58.00 in cash, without interest, plus, if the closing occurs after September 17, 2023, $0.0025 for each calendar day elapsed after such date to and including the closing date.

Closing of the Merger is anticipated to occur in 2023, subject to various customary conditions, including our stockholder approval and regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

In 2022, the Company recorded $25.3 million of costs associated with the Merger with L3Harris. The components of the Merger costs are as follows (in millions):

Consulting and other professional costs	$19.6
Legal	4.0
Internal labor (including $0.7 million of recurring employee costs)	1.7
$25.3

Retirement Benefit Plans

The Company’s tax-qualified pension plan assets were as follows:

	As of December 31,
	2022	2021
	(In millions)
Tax-qualified pension plan assets	$706.9	$1,005.0

As of December 31, 2022, the Company’s unfunded pension obligation for the tax-qualified pension plan was $229.3 million. The changes in the pension obligation for the tax-qualified pension plan were as follows (in millions):

Balance as of December 31, 2021	$255.9
Interest costs	35.1
Loss on assets (1)	212.5
Company contributions	(15.4)
Discount rate increase (2)	(239.9)
Other, net	(18.9)
Balance as of December 31, 2022	$229.3

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(1) The Company’s effective rate of return on plan assets was (21.6)% during 2022.
(2) The discount rate used to determine the Company’s pension obligation was 5.56% as of December 31, 2022, compared with 2.90% as of December 31, 2021.

Revision of Previously Issued Consolidated Financial Statements

During the three months ended March 31, 2022, the Company identified an error in its accounting for income taxes associated with its 2¼% Notes. Upon issuance of the 2¼% Notes in 2016, the Company did not record the applicable deferred tax liability associated with the conversion option that had been reflected in other capital, which resulted in an overstatement of other capital, an understatement of deferred tax liabilities and an error in income tax expense in subsequent periods. The Company evaluated the errors and concluded that the errors were not material, either individually or in the aggregate, to its current or previously issued consolidated financial statements. Accordingly, the accompanying financial tables have been revised to correct for such immaterial errors.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company’s management are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company’s management that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company’s forward-looking statements. Important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  failure to complete the proposed merger with L3Harris;
  litigation risk and contractual restrictions on the Company while the proposed merger with L3Harris is pending;
  other effects of the proposed merger with L3Harris, including its potential to distract management’s focus from the day-to-day operations of the Company and the negative impact the pending merger may have on employee retention;
  reductions, delays or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  failure of the Company’s subcontractors or suppliers to perform their contractual obligations;
  loss of key qualified suppliers of technologies, components, and materials;
  impacts of the military conflict in Ukraine;
  the release, unplanned ignition, explosion, or improper handling of dangerous materials used in the Company’s businesses;
  risks inherent to the real estate market;
  impacts of climate change;
  cost overruns on the Company’s contracts that require the Company to absorb excess costs;
  failure of the Company’s information technology infrastructure, including a successful cyber-attack, accident, unsuccessful outsourcing of certain information technology and cyber security functions, or security breach that could result in disruptions to the Company’s operations;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company’s inability to renew collective bargaining agreements on favorable terms;
  changes in estimates related to contract accounting;
  the funded status of the Company’s defined benefit pension plan and the Company’s obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  the substantial amount of debt that places significant demands on the Company’s cash resources and could limit the Company’s ability to borrow additional funds or expand its operations;
  the Company’s ability to comply with the financial and other covenants contained in the Company’s debt agreements;
  failure to secure contracts;
  costs and time commitment related to potential and/or actual acquisition activities may exceed expectations;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure of the Company’s information technology infrastructure or failure to perform by the Company’s third party service providers;
  product failures, schedule delays or other problems with existing or new products and systems;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company’s current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  significant risk exposures and potential liabilities that are inadequately covered by insurance;
  limitations associated with our stockholders’ ability to obtain favorable judgement from the Court of Chancery in the State of Delaware;
  business disruptions to the extent not covered by insurance;
  changes or clarifications to current tax law or procedural guidance could adversely impact the Company’s tax liabilities and effective tax rate;
  exposures and uncertainties related to claims and litigation;
  effects of changes in discount rates and actuarial estimates, actual returns on plan assets, and government regulations on defined benefit pension plans;
  inability to protect the Company’s patents and proprietary rights; and
  those risks detailed in the Company’s reports filed with the SEC.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Investors: Kelly Anderson, investor relations 310.252.8155

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statement of Operations
	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Net sales	$648.2	$589.7	$2,237.6	$2,188.0
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	551.9	489.5	1,906.2	1,800.1
Selling, general and administrative expense	33.1	18.2	56.5	46.0
Depreciation and amortization	15.3	17.0	57.3	61.4
Other expense (income), net:
Proxy costs and related litigation	(0.5)	—	27.8	—
Legal settlement	—	—	15.7	—
Other	27.3	(0.5)	28.8	23.5
Total operating costs and expenses	627.1	524.2	2,092.3	1,931.0
Operating income	21.1	65.5	145.3	257.0
Non-operating:
Retirement benefits expense	0.3	8.5	1.1	33.9
Loss on debt	—	—	22.7	10.5
Interest income	(3.4)	(1.0)	(5.4)	(2.5)
Interest expense	5.3	5.0	18.6	20.1
Total non-operating expense, net	2.2	12.5	37.0	62.0
Income before income taxes	18.9	53.0	108.3	195.0
Income tax provision	2.8	12.0	34.3	48.4
Net income	$16.1	41.0	$74.0	$146.6
Earnings per share of common stock
Basic earnings per share	$0.20	$0.51	$0.92	$1.84
Diluted earnings per share	$0.20	$0.50	$0.90	$1.78
Weighted average shares of common stock outstanding, basic	80.5	80.1	80.3	79.2
Weighted average shares of common stock outstanding, diluted	80.5	82.4	83.3	81.7

Aerojet Rocketdyne Holdings, Inc.
Unaudited Operating Segment Information
	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions)
Net Sales:
Aerospace and Defense	$647.6	$583.1	$2,235.2	$2,179.3
Real Estate	0.6	6.6	2.4	8.7
Total Net Sales	$648.2	589.7	$2,237.6	$2,188.0
Segment Performance:
Aerospace and Defense	$70.4	$69.0	$240.1	$282.3
Environmental remediation provision adjustments	(1.0)	(0.6)	(3.9)	(3.8)
GAAP/CAS retirement benefits expense difference	8.5	2.9	33.7	11.5
Unusual items	(1.1)	3.4	(17.0)	(4.1)
Aerospace and Defense Total	76.8	74.7	252.9	285.9
Real Estate	(0.4)	3.6	(1.0)	2.9
Total Segment Performance	$76.4	$78.3	$251.9	$288.8
Reconciliation of segment performance to income before income taxes:
Segment performance	$76.4	$78.3	$251.9	$288.8
Interest expense	(5.3)	(5.0)	(18.6)	(20.1)
Interest income	3.4	1.0	5.4	2.5
Stock-based compensation expense	(24.1)	(10.1)	(26.6)	(20.7)
Corporate retirement benefits expense	0.1	(1.7)	0.3	(6.6)
Corporate and other	(7.9)	(8.0)	(27.1)	(23.6)
Unusual items	(23.7)	(1.5)	(77.0)	(25.3)
Income before income taxes	$18.9	$53.0	$108.3	$195.0

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales less applicable costs, expenses and provisions for unusual items relating to the segment. Excluded from segment performance are: corporate income and expenses, interest expense, interest income, income taxes, and unusual items not related to the segment. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance.

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet
	As of December 31,
	2022	2021
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$322.1	$700.4
Restricted cash	3.1	3.0
Marketable securities	10.5	10.6
Accounts receivable	126.6	60.6
Contract assets	451.1	354.2
Other current assets	155.6	99.5
Total Current Assets	1,069.0	1,228.3
Noncurrent Assets
Right-of-use assets	54.5	52.6
Property, plant and equipment, net	420.2	421.1
Recoverable environmental remediation costs	221.5	226.2
Deferred income taxes	208.7	55.6
Goodwill	161.4	161.4
Intangible assets	28.3	34.9
Other noncurrent assets	208.2	243.3
Total Noncurrent Assets	1,302.8	1,195.1
Total Assets	$2,371.8	$2,423.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$14.7	$166.7
Accounts payable	142.1	132.2
Reserves for environmental remediation costs	36.9	37.7
Contract liabilities	334.7	366.5
Other current liabilities	218.7	172.7
Total Current Liabilities	747.1	875.8
Noncurrent Liabilities
Long-term debt	288.4	294.6
Reserves for environmental remediation costs	253.6	258.7
Pension benefits	229.3	255.9
Operating lease liabilities	46.2	41.3
Other noncurrent liabilities	265.9	173.8
Total Noncurrent Liabilities	1,083.4	1,024.3
Total Liabilities	1,830.5	1,900.1
Commitments and contingencies
Stockholders’ Equity
Common stock	8.0	8.0
Other capital	507.2	578.1
Treasury stock at cost	(63.0)	(64.4)
Retained earnings	176.6	102.6
Accumulated other comprehensive loss, net of income taxes	(87.5)	(101.0)
Total Stockholders’ Equity	541.3	523.3
Total Liabilities and Stockholders’ Equity	$2,371.8	$2,423.4

Aerojet Rocketdyne Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Year Ended December 31,
	2022	2021
	(In millions)
Operating Activities
Net income	$74.0	$146.6
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	57.3	61.4
Amortization of debt discount and deferred financing costs	1.5	5.9
Stock-based compensation	26.6	20.7
Retirement benefits, net	(17.9)	12.7
Loss on debt repurchased	22.7	10.5
Other, net	1.7	(1.7)
Changes in assets and liabilities:
Accounts receivable, net	(66.0)	15.0
Contract assets	(96.9)	(65.6)
Other current assets, net	(56.1)	29.9
Recoverable for environmental remediation costs	4.7	1.5
Other noncurrent assets	36.5	10.0
Accounts payable	6.1	24.3
Contract liabilities	(31.8)	(40.7)
Other current liabilities	49.6	7.6
Deferred income taxes	(157.9)	(22.0)
Reserves for environmental remediation costs	(5.9)	(4.2)
Other noncurrent liabilities and other	103.1	(12.3)
Net Cash (Used in) Provided by Operating Activities	(48.7)	199.6
Investing Activities
Purchases of marketable securities	(1.7)	(1.9)
Capital expenditures	(40.7)	(37.3)
Net Cash Used in Investing Activities	(42.4)	(39.2)
Financing Activities
Dividend payments	(2.7)	(428.8)
Debt repayments	(263.8)	(182.6)
Proceeds from shares issued under equity plans	0.4	7.7
Repurchase of shares for withholding taxes and option costs under employee equity plans	(19.3)	(5.8)
Debt amendment costs	(1.7)	—
Net Cash Used in Financing Activities	(287.1)	(609.5)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(378.2)	(449.1)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	703.4	1,152.5
Cash, Cash Equivalents and Restricted Cash at End of Year	$325.2	$703.4

Use of Unaudited Non-GAAP Financial Measures

Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS

The Company provides the Non-GAAP financial measures of its performance called Adjusted EBITDAP, Adjusted Net Income, and Adjusted EPS. The Company uses these metrics to measure its operating and total Company performance. The Company believes that for management and investors to effectively compare core performance from period to period, the metrics should exclude items that are not indicative of, or are unrelated to, results from the ongoing business operations such as retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of business. Accordingly, the Company defines Adjusted EBITDAP as GAAP net income adjusted to exclude interest expense, interest income, income taxes, depreciation and amortization, retirement benefits net of amounts that are recoverable under the Company’s U.S. government contracts, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS exclude retirement benefits net of amounts that are recoverable under its U.S. government contracts and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted Net Income and Adjusted EPS do not represent, and should not be considered an alternative to, net income or diluted EPS as determined in accordance with GAAP.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions, except per share and percentage amounts)
Net income	$16.1	$41.0	$74.0	$146.6
Interest expense	5.3	5.0	18.6	20.1
Interest income	(3.4)	(1.0)	(5.4)	(2.5)
Income tax provision	2.8	12.0	34.3	48.4
Depreciation and amortization	15.3	17.0	57.3	61.4
GAAP retirement benefits expense	0.4	8.5	1.1	33.9
CAS recoverable retirement benefits expense	(9.0)	(9.7)	(35.1)	(38.8)
Unusual items	24.8	(1.9)	94.0	29.4
Adjusted EBITDAP	$52.3	$70.9	$238.8	$298.5
Net income as a percentage of net sales	2.5%	7.0%	3.3%	6.7%
Adjusted EBITDAP as a percentage of net sales	8.1%	12.0%	10.7%	13.6%

Net income	$16.1	$41.0	$74.0	$146.6
GAAP retirement benefits expense	0.4	8.5	1.1	33.9
CAS recoverable retirement benefits expense	(9.0)	(9.7)	(35.1)	(38.8)
Unusual items	24.8	(1.9)	94.0	29.4
Income tax impact of adjustments (1)	(7.1)	0.6	(19.0)	(6.6)
Adjusted Net Income	$25.2	$38.5	$115.0	$164.5

Diluted EPS	$0.20	$0.50	$0.90	$1.78
Adjustments	0.11	(0.04)	0.49	0.22
Adjusted EPS	$0.31	$0.46	$1.39	$2.00

Diluted weighted average shares, as reported and as adjusted	80.5	82.4	83.3	81.7

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(1)   The income tax impact is calculated using the federal and state statutory rates in the corresponding period.

Free Cash Flow

The Company also provides the Non-GAAP financial measure of Free Cash Flow. Free Cash Flow is defined as cash flow from operating activities less capital expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company uses Free Cash Flow, both in presenting its results to stakeholders and the investment community, and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful because it provides supplemental information to assist investors in viewing the business using the same tools that management uses to evaluate progress in achieving the Company’s goals. The following table summarizes Free Cash Flow:

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(In millions)
Cash provided by (used in) operating activities	$25.1	$104.2	$(48.7)	$199.6
Capital expenditures	(16.5)	(20.0)	(40.7)	(37.3)
Free cash flow	$8.6	$84.2	$(89.4)	$162.3

Because the Company’s method for calculating these Non-GAAP measures may differ from other companies’ methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.